EXHIBIT 99.1

PRESS RELEASE DATED JULY 26, 2023

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2023 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.22 FOR THE CURRENT QUARTER AS COMPARED TO $0.26 FOR THE TRAILING QUARTER, AND $0.34 FOR THE SECOND QUARTER OF 2022.
•NET INTEREST MARGIN DECREASED BY 29 BASIS POINTS TO 2.34% FOR THE CURRENT QUARTER AS COMPARED TO 2.63% FOR THE TRAILING QUARTER, AND BY 69 BASIS POINTS COMPARED TO 3.03% FOR THE SECOND QUARTER OF 2022.
•LOANS HELD-FOR-INVESTMENT INCREASED BY $32.1 MILLION, OR 3.0% ANNUALIZED, FROM MARCH 31, 2023, PRIMARILY IN MULTIFAMILY AND COMMERCIAL REAL ESTATE.
•CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.24% AS COMPARED TO 0.22% AT MARCH 31, 2023.
•TOTAL DEPOSITS (EXCLUDING BROKERED) DECREASED FOR THE CURRENT QUARTER BY $102.5 MILLION, OR 2.8%:
◦COST OF DEPOSITS WAS 113 BASIS POINTS FOR THE CURRENT QUARTER AS COMPARED TO 79 BASIS POINTS FOR THE TRAILING QUARTER.
◦DIVERSIFIED DEPOSIT BASE (EXCLUDING BROKERED DEPOSITS) AT JUNE 30, 2023:
▪RETAIL DEPOSITS APPROXIMATE 55%
▪BUSINESS DEPOSITS APPROXIMATE 28%
▪GOVERNMENTAL DEPOSITS APPROXIMATE 17%
▪AVERAGE DEPOSIT BALANCE IS $36,000
•ADDITIONAL COLLATERALIZED BORROWING CAPACITY ESTIMATED AT APPROXIMATELY $1.3 BILLION.
•THE COMPANY REINSTATED SHARE REPURCHASES ON MAY 1, 2023, AND ON JUNE 1, 2023, AUTHORIZED A NEW $10.0 MILLION SHARE REPURCHASE PROGRAM. THE COMPANY REPURCHASED 1.3 MILLION SHARES FOR A COST OF $13.3 MILLION DURING THE QUARTER.
•NORTHFIELD BANK RECENTLY EXECUTED A LEASE AGREEMENT FOR A NEW BRANCH IN ELIZABETH, NJ, EXPECTED TO OPEN IN THE FALL OF 2023.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 23, 2023, TO STOCKHOLDERS OF RECORD AS OF AUGUST 9, 2023.
WOODBRIDGE, N.J., JULY 26, 2023 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $9.6 million, or $0.22 per diluted share (including severance cost of $440,000, or $0.01, per share), for the three months ended June 30, 2023, as compared to $11.7 million, or $0.26 per diluted share, for the three months ended March 31, 2023, and $15.9 million, or $0.34 per diluted share, for the three months ended June 30, 2022. For the six months ended June 30, 2023, net income totaled $21.3 million, or $0.48 per diluted share (including severance cost of $440,000, or $0.01, per share), compared to $30.0 million, or $0.64 per diluted share, for the six months ended June 30, 2022. The decrease in net income for both the current quarter and six months ended June 30, 2023, as compared to the trailing quarter and comparable prior year periods, was primarily the result of a decrease in net interest income which was negatively impacted by higher funding costs.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “The Northfield team continued to successfully manage through the challenges presented by elevated market interest rates and an inverted yield curve. During the quarter we remained focused on managing our cost of funds and net interest margin, while meeting the lending and deposit needs of our customers.” Mr. Klein continued, “We delivered solid financial performance during the quarter by prudently increasing our loan portfolio, maintaining strong asset quality, and managing our cost of deposits. While significant risks remain, including recession uncertainty, as well as inflation and interest rate movements, we will continue to prudently manage our strong capital and liquidity and focus on our Locally Grown approach to community commercial banking.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable August 23, 2023, to stockholders of record on August 9, 2023.”
Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2023 and 2022

Net income was $21.3 million and $30.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. Significant variances from the comparable prior year period are as follows: a $10.9 million decrease in net interest income, a $3.7 million increase in non-interest income, a $4.5 million increase in non-interest expense, and a $3.3 million decrease in income tax expense.

Net interest income for the six months ended June 30, 2023, decreased $10.9 million, or 14.2%, to $66.1 million, from $77.0 million for the six months ended June 30, 2022. The decrease in net interest income was primarily attributable to a $28.8 million increase in interest expense on deposits, borrowings and subordinated debt, partially offset by a $17.9 million increase in interest income. The increase in interest income was primarily due to a $103.9 million, or 2.0%, increase in the average balance of interest-earning assets coupled with a 61 basis point increase in yields on interest-earning assets due to the rising rate environment and a greater percentage of assets consisting of higher-yielding loans. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans outstanding of $344.1 million and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $19.6 million, partially offset by decreases in the average balance of mortgage-backed securities of $193.9 million, the average balance of interest-earning deposits in financial institutions of $46.4 million, and the average balance of other securities of $19.5 million. The increase in interest expense on deposits, borrowings and subordinated debt was largely driven by a $199.1 million, or 5.3%, increase in the average balance of interest-bearing liabilities, including increases of $486.2 million and $56.4 million, in average borrowed funds and subordinated debt, respectively, partially offset by a $343.4 million decrease in average interest-bearing deposits coupled with the impact of rising market interest rates.

Net interest margin decreased by 47 basis point to 2.48% from 2.95% for the six months ended June 30, 2022. The decrease in net interest margin was primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 144 basis points to 1.80% for the six months ended June 30, 2023, from 0.36% for the six months ended June 30, 2022, driven primarily by a 149 basis point increase in the cost of borrowings from 2.07% to 3.56% for the six months ended June 30, 2023. Additionally, the cost of interest-bearing deposits increased by 106 basis points from 0.15% to 1.21% for the six months ended June 30, 2023, due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit. The increase in the cost of interest-bearing liabilities was partially offset by an increase in yields on interest-earning assets which increased 61 basis points to 3.82% for the six months ended June 30, 2023, from 3.21% for the six months ended June 30, 2022. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $678,000 for the six months ended June 30, 2023, as compared to $729,000 for the six months ended June 30, 2022. Fees recognized from Paycheck Protection Program (“PPP”) loans totaled $29,000 for the six months ended June 30, 2023, as compared to $1.1 million for the six months ended June 30, 2022. Net interest income for the six months ended June 30, 2023, included loan prepayment income of $1.2 million as compared to $2.6 million for the six months ended June 30, 2022.

The provision for credit losses on loans increased by $342,000 to $894,000 for the six months ended June 30, 2023, compared to $552,000 for the six months ended June 30, 2022. The increase in the provision for credit losses for the current period, as compared to the comparable prior year period, was primarily the result of a weakening macroeconomic outlook, higher net charge-offs, and an increase in reserves for commercial and industrial loans primarily due to a $13.8 million loan that is current and collateralized by receivables and business assets being downgraded to substandard, partially offset by a decrease in non-economic qualitative loss factors in the multifamily and commercial real estate portfolios and decreased loan growth. Net charge-offs were $2.4 million for the six months ended June 30, 2023, as compared to net charge-offs of $494,000 for the six months ended June 30, 2022, the increase being due to charge-offs on small business unsecured commercial and industrial loans. Management continues to monitor the small business unsecured commercial and industrial loan portfolio which totaled $41.4 million at June 30, 2023.

Non-interest income increased by $3.7 million, or 148.1%, to $6.1 million for the six months ended June 30, 2023, from $2.5 million for the six months ended June 30, 2022, due primarily to a $3.4 million increase in mark to market gains on trading securities, net, and a $478,000 increase in other income, which was primarily an increase in swap fee income. For the six months ended June 30, 2023, gains on trading securities were $1.0 million, as compared to losses of $2.4 million for the six months ended June 30, 2022. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the increases was a decrease of $281,000 in net realized gains on available-for-sale debt securities.

Non-interest expense increased $4.5 million, or 12.0%, to $41.9 million for the six months ended June 30, 2023, compared to $37.4 million for the six months ended June 30, 2022. The increase was primarily due to a $4.5 million increase in employee compensation and benefits, attributable to a $3.4 million increase in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, coupled with an increase in equity award expense related to awards issued in the first quarter of 2023, annual merit increases, and severance expense of $440,000, partially offset by a decrease in the accrual for incentive compensation. During the second quarter of 2023, due to current economic conditions, the Company implemented a workforce reduction plan which included modest layoffs and the elimination of, and/or not filling, certain open positions. The annual estimated cost savings of this plan is $1.4 million, pre-tax. Data processing expense increased by $839,000, due to continued investments in technology, increased transaction costs related to an increase in the number of customer accounts and related volume of transactions, and higher pricing effective January 2023. Advertising expense increased by $583,000 due to the timing of certain programs and new promotions on deposit products. FDIC insurance expense increased by $460,000 due to higher assessments. Partially offsetting the increases was a decrease of $1.2 million in credit loss (benefit)/expense for off-balance sheet credit exposures, and a $274,000 decrease in other operating expense. The decrease in credit loss expense for off-balance sheet credit exposures was due to a benefit of $550,000 recorded during the six months ended June 30, 2023, compared to a provision of $628,000 for the prior year period, attributed to a decrease in the pipeline of loans committed and awaiting closing.

The Company recorded income tax expense of $8.1 million for the six months ended June 30, 2023, compared to $11.5 million for the six months ended June 30, 2022, with the decrease due to lower taxable income. The effective tax rate for the six months ended June 30, 2023, was 27.7% compared to 27.6% for the six months ended June 30, 2022.

Comparison of Operating Results for the Three Months Ended June 30, 2023 and 2022

Net income was $9.6 million and $15.9 million for the quarters ended June 30, 2023 and June 30, 2022, respectively. Significant variances from the comparable prior year quarter are as follows: an $8.9 million decrease in net interest income, a $2.1 million increase in non-interest income, a $2.1 million increase in non-interest expense, and a $2.5 million decrease in income tax expense.

Net interest income for the quarter ended June 30, 2023, decreased $8.9 million, or 22.3%, to $31.2 million, from $40.1 million for the quarter ended June 30, 2022. The decrease in net interest income was primarily attributable to a $17.1 million increase in interest expense on deposits, borrowings and subordinated debt, partially offset by an $8.2 million increase in interest income. The increase in interest income was primarily due to an increase in average interest-earning assets of $33.8 million, or 0.6%, coupled with a 59 basis point increase in yields on interest-earning assets due to the rising rate environment and a greater percentage of assets consisting of higher-yielding loans. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $292.1 million and the average balance of FHLBNY stock of $23.2 million, partially offset by decreases in the average balance of mortgage-backed securities of $196.1 million, the average balance of other securities of $58.6 million, and the average balance of interest-earning deposits in financial institutions of $26.9 million. The increase in interest expense on deposits, borrowings and subordinated debt was largely driven by a $172.0 million, or 4.5%, increase in the average balance of interest-bearing liabilities, including increases of $626.6 million and $51.5 million, in average borrowed funds and subordinated debt, respectively, partially offset by a $506.1 million decrease in average interest-bearing deposits coupled with the impact of rising market interest rates.

Net interest margin decreased by 69 basis points to 2.34% for the quarter ended June 30, 2023, from 3.03% for the quarter ended June 30, 2022, primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 170 basis points to 2.05% for the quarter ended June 30, 2023, from 0.35% for the quarter ended June 30, 2022, driven primarily by a 164 basis point increase in the cost of borrowings from 2.04% to 3.68% for the quarter ended June 30, 2023. Additionally, the cost of interest-bearing deposits increased by 127 basis points from 0.16% to 1.43% for the quarter ended June 30, 2023, due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-yielding certificates of deposit. The increase in the cost of interest-bearing liabilities was partially offset by an increase in yields on interest-earning assets which increased by 59 basis points to 3.88% for the quarter ended June 30, 2023, from 3.29% for the quarter ended June 30, 2022. Net interest income for the quarter ended June 30, 2023, included loan prepayment income of $194,000, as compared to $1.5 million for the quarter ended June 30, 2022. The Company accreted interest income related to PCD loans of $337,000 for the quarter ended June 30, 2023, as compared to $339,000 for quarter ended June 30, 2022. Fees recognized from PPP loans totaled $24,000 for the quarter ended June 30, 2023, as compared to $432,000 for the quarter ended June 30, 2022.

The provision for credit losses on loans decreased by $119,000 to a provision of $30,000 for the quarter ended June 30, 2023, from a provision of $149,000 for the quarter ended June 30, 2022. The decrease in the current quarter provision for credit losses was primarily due to minimal loan growth and a decrease in non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, partially offset by a worsening macroeconomic outlook and an increase in reserves for commercial and industrial loans, primarily due to a $13.8 million loan that is current and collateralized by receivables and business assets being downgraded to substandard. Net charge-offs were $313,000 for the quarter ended June 30, 2023, compared to net charge-offs of $392,000 for the quarter ended June 30, 2022.

Non-interest income increased by $2.1 million, or 268.1%, to $2.8 million for the quarter ended June 30, 2023, from $765,000 for the quarter ended June 30, 2022, primarily due to a $2.1 million increase in gains on trading securities. For the quarter ended June 30, 2023, gains on trading securities, net, were $506,000, compared to losses of $1.6 million in the comparative prior year quarter. Gains and losses on trading securities have a minimal effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased by $2.1 million, or 11.0%, to $20.8 million for the quarter ended June 30, 2023, from $18.7 million for the quarter ended June 30, 2022. The increase was primarily due to a $2.9 million increase in compensation and employee benefits, primarily attributable to a $2.1 million increase in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, and, to a lesser extent, an increase in salary expense related to annual merit increases and severance expense of $440,000. Data processing expense increased by $309,000 due to continued investments in technology. Advertising expense increased by $169,000 due to the timing of certain programs and new promotions on demand deposit products. FDIC insurance expense increased by $213,000 due to higher assessments. Partially offsetting the increases was a $1.0 million decrease in the credit loss (benefit)/expense for off-balance sheet exposures, and a $461,000 decrease in professional fees. The decrease in credit loss (benefit)/expense for off-balance sheet credit exposures was due to a benefit of $661,000 recorded during the quarter ended June 30, 2023, compared to a provision of $349,000 for the prior year period, attributed to a decrease in the pipeline of loans committed and awaiting closing. The decrease in professional fees was due to higher audit and recruiting fees in the prior year.

The Company recorded income tax expense of $3.6 million for the quarter ended June 30, 2023, compared to $6.1 million for the quarter ended June 30, 2022, with the decrease due to lower taxable income. The effective tax rate for the quarter ended June 30, 2023 was 27.4%, compared to 27.8% for the quarter ended June 30, 2022.

Comparison of Operating Results for the Three Months Ended June 30, 2023 and March 31, 2023

Net income was $9.6 million and $11.7 million for the quarters ended June 30, 2023, and March 31, 2023, respectively. Significant variances from the prior quarter are as follows: a $3.7 million decrease in net interest income, an $834,000 decrease in the provision for credit losses on loans, a $516,000 decrease in non-interest income, a $353,000 decrease in non-interest expense and a $916,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2023, decreased by $3.7 million, or 10.7%, to $31.2 million, from $34.9 million for the quarter ended March 31, 2023. The decrease in net interest income was primarily attributable to a $5.5 million increase in interest expense on deposits and borrowings, partially offset by a $1.7 million increase in interest income. The increase in interest income was primarily due to a 12 basis point increase in yields on interest-earning assets, partially offset by a $43.5 million, or 0.8%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of mortgage-backed securities of $43.3 million, the average balance of other securities of $36.7 million, and the average balance of interest-earning deposits in financial institutions of $9.4 million, partially offset by increases in the average balance of loans outstanding of $40.1 million and the average balance of FHLBNY stock of $5.8 million. The increase in interest expense on deposits and borrowings was largely driven by a $33.0 million, or 0.8%, increase in the average balance of interest-bearing liabilities, including an increase of $240.7 million in average borrowed funds, coupled with the impact of rising market interest rates, partially offset by a $207.8 million decrease in average interest-bearing deposits .

Net interest margin decreased by 29 basis points to 2.34% from 2.63% for the quarter ended March 31, 2023. The decrease was primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The cost of interest-bearing liabilities increased by 52 basis point to 2.05% for the quarter ended June 30, 2023, from 1.53% for the quarter ended March 31, 2023, driven by both higher costs of deposits and borrowed funds, reflective of the rising interest rate environment, and was partially offset by higher yields on interest-earning assets, which increased by 12 basis points to 3.88% for the quarter ended June 30, 2023, from 3.76% for the quarter ended March 31, 2023, due to rising market interest rates and a greater percentage of assets consisting of higher-yielding loans. Net interest income for the quarter ended June 30, 2023, included loan prepayment income of $194,000 as compared to $961,000 for the quarter ended March 31, 2023. The Company accreted interest income related to PCD loans of $337,000 for the quarter ended June 30, 2023, as compared to $341,000 for the quarter ended March 31, 2023.

The provision for credit losses on loans decreased by $834,000 to $30,000 for the quarter ended June 30, 2023, from $864,000 for the quarter ended March 31, 2023. The decrease in the provision was primarily attributable to lower net charge-offs, and a decrease in non-economic qualitative loss factors in the multifamily and commercial real estate portfolios, partially offset by an increase in reserves for commercial and industrial loans. Net charge-offs were $313,000 for the quarter ended June 30, 2023, as compared to net charge-offs of $2.0 million for the quarter ended March 31, 2023.

Non-interest income decreased by $516,000, or 15.5%, to $2.8 million for the quarter ended June 30, 2023, from $3.3 million for the quarter ended March 31, 2023. The decrease was primarily due to a $474,000 decrease in other income caused by higher swap fee income in the prior quarter, and a $71,000 decrease in fees and service charges for customer services, partially offset by an increase of $35,000 in gains on sales of loans for the current quarter.

Non-interest expense decreased by $353,000, or 1.7%, to $20.8 million for the quarter ended June 30, 2023, from $21.1 million for the quarter ended March 31, 2023. The decrease was primarily due to a $772,000 decrease in the credit loss (benefit)/expense for off-balance sheet exposures due to a benefit of $661,000 recorded during the quarter ended June 30, 2023, compared to a provision of $111,000 for the quarter ended March 31, 2023, a decrease in advertising expense of $274,000, a decrease in professional fees of $203,000, a decrease in data processing costs of $172,000, and a decrease in occupancy expense of $128,000. Partially offsetting the decreases was a $1.3 million increase in compensation and employee benefits, primarily related to annual merit increases which were effective February 27, 2023, and severance expense of $440,000.

The Company recorded income tax expense of $3.6 million for the quarter ended June 30, 2023, compared to $4.5 million for the quarter ended March 31, 2023 with the decrease due to lower taxable income. The effective tax rate for the quarter ended June 30, 2023 was 27.4%, compared to 27.9% for the quarter ended and March 31, 2023.

Financial Condition

Total assets decreased by $60.5 million, or 1.1%, to $5.54 billion at June 30, 2023, from $5.60 billion at December 31, 2022. The decrease was primarily due to a decrease in available-for-sale debt securities of $149.9 million, or 15.7%, partially offset by increases in cash and cash equivalents of $43.3 million, or 94.6%, loans receivable of $31.3 million, or 0.7%, FHLBNY stock of $10.0 million, or 32.9%, and other assets of $3.1 million, or 5.7%.

As of June 30, 2023, our non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated by us at approximately 469%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Cash and cash equivalents increased by $43.3 million, or 94.6%, to $89.1 million at June 30, 2023, from $45.8 million at December 31, 2022, primarily due to an increase in Federal Reserve Bank of New York (“FRB”) balances driven by excess cash from borrowings. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. For the six months ended June 30, 2023, Management believed it was prudent to increase balance sheet liquidity given general market volatility and uncertainty.

Loans held-for-investment, net, increased by $30.3 million, or 0.7%, to $4.27 billion at June 30, 2023 from $4.24 billion at December 31, 2022, primarily due to an increase in commercial real estate loans, partially offset by decreases in multifamily loans and commercial and industrial loans. The Company continues to focus on the credit needs of its customers, and to a lesser extent, the development of new business given the uncertain economic environment. Commercial real estate loans increased $43.7 million, or 4.9%, to $943.0 million at June 30, 2023 from $899.2 million at December 31, 2022, home equity loans increased $6.0 million, or 3.9%, to $158.5 million at June 30, 2023 from $152.6 million at December 31, 2022, and construction and land loans increased $4.5 million, or 18.1%, to $29.4 million at June 30, 2023 from $24.9 million at December 31, 2022. The increases were partially offset by decreases in multifamily loans of $9.8 million, or 0.3%, to $2.81 billion at June 30, 2023 from $2.82 billion at December 31, 2022, one-to-four family residential loans of $3.2 million, or 1.8%, to $170.8 million at June 30, 2023 from $173.9 million at December 31, 2022, and commercial and industrial loans of $11.4 million, or 7.4%, to $143.3 million at June 30, 2023 from $154.7 million at December 31, 2022.

At June 30, 2023, office-related loans represented $213.3 million, or approximately 5% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 46% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 53.2% in New York, 46.5% in New Jersey and 0.3% in Pennsylvania. At June 30, 2023, our largest office-related loan had a principal balance of $85.0 million (with a net active principal balance for the Bank of $28.3 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms.

PCD loans totaled $11.5 million at June 30, 2023 and December 31, 2022, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $337,000 and $678,000 attributable to PCD loans for the three and six months ended June 30, 2023, respectively, as compared to $339,000 and $729,000 for the three and six months ended June 30, 2022, respectively. PCD loans had an allowance for credit losses of approximately $3.7 million at June 30, 2023.

Loan balances are summarized as follows (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022
Real estate loans:
Multifamily	$2,814,809	$2,800,079	$2,824,579
Commercial mortgage	942,980	919,503	899,249
One-to-four family residential mortgage	170,767	175,640	173,946
Home equity and lines of credit	158,517	155,683	152,555
Construction and land	29,444	25,508	24,932
Total real estate loans	4,116,517	4,076,413	4,075,261
Commercial and industrial loans	142,948	146,751	149,557
PPP loans	366	5,081	5,143
Other loans	2,663	2,095	2,230
Total commercial and industrial, PPP, and other loans	145,977	153,927	156,930
Loans held-for-investment, net (excluding PCD)	4,262,494	4,230,340	4,232,191
PCD loans	11,548	11,591	11,502
Total loans held-for-investment, net	$4,274,042	$4,241,931	$4,243,693

The Company’s available-for-sale debt securities portfolio decreased by $149.9 million, or 15.7%, to $802.3 million at June 30, 2023, from $952.2 million at December 31, 2022. The decrease was primarily attributable to paydowns, maturities and calls. At June 30, 2023, $614.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $72.1 million in U.S. Government agency securities and $115.6 million in corporate bonds, all of which were considered investment grade at June 30, 2023. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $45.3 million and $326,000, respectively, at June 30, 2023, and $48.6 million and $332,000, respectively, at December 31, 2022.

Equity securities were $10.7 million at June 30, 2023 and $10.4 million at December 31, 2022. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities decreased $45.7 million, or 0.9%, to $4.85 billion at June 30, 2023, from $4.90 billion at December 31, 2022. The decrease was primarily attributable to a decrease in total deposits of $385.8 million, partially offset by an increase in FHLB advances and other borrowings of $339.7 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest bearing liabilities, and funding needs related to loan originations and deposit activity.
Deposits decreased $385.8 million, or 9.3%, to $3.76 billion at June 30, 2023, as compared to $4.15 billion at December 31, 2022. Brokered deposits decreased by $218.6 million, or 56.0%. Deposits, excluding brokered deposits, decreased $167.2 million, or 4.4%. The decrease in deposits, excluding brokered deposits, was attributable to decreases of $114.5 million in transaction accounts and $198.6 million in money market accounts. These decreases were partially offset by increases of $132.8 million in time deposits and $13.0 million in savings accounts. Estimated uninsured deposits (excluding fully collateralized uninsured governmental deposits of $617.4 million) were approximately $827.8 million, or 22%, of total deposits as of June 30, 2023.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022
Transaction:
Non-interest bearing checking	$754,498	$804,784	$852,660
Negotiable orders of withdrawal and interest-bearing checking	1,116,000	1,109,364	1,132,290
Total transaction	1,870,498	1,914,148	1,984,950
Savings and money market:
Savings	930,198	926,541	917,180
Money market	309,475	398,730	508,067
Total savings	1,239,673	1,325,271	1,425,247
Certificates of deposit:
Brokered deposits	171,448	152,049	390,035
$250,000 and under	420,518	327,341	293,200
Over $250,000	62,266	128,688	56,787
Total certificates of deposit	654,232	608,078	740,022
Total deposits	$3,764,403	$3,847,497	$4,150,219

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022

Business customers	$993,298	$1,071,469	$1,146,803
Municipal (governmental) customers	$595,322	$609,662	$604,717
Borrowed funds increased to $984.6 million at June 30, 2023, from $644.9 million at December 31, 2022. The increase in borrowings for the period was due to an increase in FHLB and FRB borrowings of $339.7 million, including $134.5 million of borrowings under the Federal Reserve Bank Term Funding Program which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies. During the six months ended June 30, 2023, the Company increased borrowings to pay off higher-rate brokered certificates of deposit, and, to a lesser extent, fund deposit outflows of non-brokered deposits.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at June 30, 2023 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2023	$65,000	3.88%
2024	194,500	3.98%
2025	182,500	2.59%
2026	148,000	4.36%
2027	173,000	3.19%
Thereafter	154,288	3.96%
	$917,288	3.61%

(1) Borrowings maturing in 2023 and 2024 include $40.0 million and $94.5 million, respectively, of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity decreased by $14.7 million to $686.6 million at June 30, 2023, from $701.4 million at December 31, 2022. The decrease was attributable to $29.3 million in stock repurchases and $11.7 million in dividend payments, partially offset by net income of $21.3 million for the six months ended June 30, 2023, a $3.3 million increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $1.7 million increase in equity award activity. During the six months ended June 30, 2023, the Company repurchased approximately 2.4 million of its common stock outstanding at an average price of $12.42 for a total of $29.3 million pursuant to approved stock repurchase plans. As of June 30, 2023, the Company had approximately $3.2 million in remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at June 30, 2023 (dollars in thousands):

Cash and cash equivalents(1)	$75,274
Corporate bonds(2)	$102,555
Multifamily loans(2)	$1,124,293
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$72,704

(1) Excludes $13.9 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At June 30, 2023, the Company and the Bank's estimated CBLR ratios were 12.46% and 12.54%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2023, March 31, 2023, and December 31, 2022 (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,223	$3,258	$3,285
Commercial	5,393	5,188	5,184
One-to-four family residential	109	113	118
Home equity and lines of credit	100	78	262
Commercial and industrial	1,275	532	964
Other	10	—	—
Total non-accrual loans	10,110	9,169	9,813
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	218	225	233
Commercial	—	—	8
One-to-four family residential	6	6	155
PPP loans	—	—	24
Other	—	—	5
Total loans held-for-investment delinquent 90 days or more and still accruing	224	231	425
Total non-performing loans	10,334	9,400	10,238
Other real estate owned	—	70	—
Total non-performing assets	$10,334	$9,470	$10,238
Non-performing loans to total loans	0.24%	0.22%	0.24%
Non-performing assets to total assets	0.19%	0.17%	0.18%
Loans subject to restructuring agreements and still accruing (1)	$—	$—	$3,751
Accruing loans 30 to 89 days delinquent	$4,076	$4,073	$3,644

(1) With the adoption of Accounting Standards Update (“ASU”) 2022-02, Financial Instruments - Credit Losses (Topic 326) Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), effective January 1, 2023, TDR accounting has been eliminated.

The increase in non-accrual loans during the quarter ended June 30, 2023, was primarily due to an increase in small business unsecured commercial and industrial loans being placed on non-accrual status.

Other Real Estate Owned

At June 30, 2023 and December 31, 2022, the Company had no assets acquired through foreclosure. At March 31, 2023, other real estate owned was comprised of one property located in New Jersey, which had a carrying value of approximately $70,000, and which was sold during the second quarter of 2023 for a small loss.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $4.1 million, $4.1 million, and $3.6 million at June 30, 2023, March 31, 2023, and December 31, 2022, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2023, March 31, 2023 and December 31, 2022 (dollars in thousands):

	June 30, 2023	March 31, 2023	December 31, 2022
Held-for-investment
Real estate loans:
Multifamily	$—	$185	$189
Commercial	803	804	900
One-to-four family residential	567	567	672
Home equity and lines of credit	256	665	830
Commercial and industrial loans	2,450	1,842	1,048
Other loans	—	10	5
Total delinquent accruing loans held-for-investment	$4,076	$4,073	$3,644

The increase in the commercial and industrial loan delinquencies was primarily due to an increase in delinquencies in unsecured small business loans. Unsecured small business loans totaled $41.4 million, $39.6 million, and $43.3 million at June 30, 2023, March 31, 2023 and December 31, 2022, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($11.5 million at June 30, 2023 and December 31, 2022, respectively) as accruing, even though they may be contractually past due. At June 30, 2023, 5.2% of PCD loans were past due 30 to 89 days, and 29.7% were past due 90 days or more, as compared to 6.8% and 23.0%, respectively, at December 31, 2022.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, including any potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March	June 30,
	2023	2022	2023	2023	2022
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.69%	1.14%	0.84%	0.77%	1.09%
Return on equity (ratio of net income to average equity)	5.52	8.92	6.82	6.16	8.37
Average equity to average total assets	12.44	12.81	12.39	12.42	13.07
Interest rate spread	1.83	2.94	2.23	2.02	2.85
Net interest margin	2.34	3.03	2.63	2.48	2.95
Efficiency ratio (2)	61.14	45.81	55.27	58.03	47.11
Non-interest expense to average total assets	1.49	1.35	1.52	1.51	1.36
Non-interest expense to average total interest-earning assets	1.56	1.41	1.59	1.58	1.44
Average interest-earning assets to average interest-bearing liabilities	133.31	138.40	135.51	134.39	138.71
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.19	0.17	0.19	0.19
Non-performing loans (3) to total loans (4)	0.24	0.25	0.22	0.24	0.25
Allowance for credit losses to non-performing loans	398.24	372.65	440.81	398.24	372.65
Allowance for credit losses to total loans held-for-investment, net (5)	0.96	0.95	0.98	0.96	0.95

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$13,853	$14,490	$14,530
Interest-bearing deposits in other financial institutions	75,274	144,462	31,269
Total cash and cash equivalents	89,127	158,952	45,799
Trading securities	11,731	11,129	10,751
Debt securities available-for-sale, at estimated fair value	802,257	896,948	952,173
Debt securities held-to-maturity, at amortized cost	10,316	10,378	10,760
Equity securities	10,653	10,443	10,443
Loans held-for-sale	977	—	—
Loans held-for-investment, net	4,274,042	4,241,931	4,243,693
Allowance for credit losses	(41,154)	(41,436)	(42,617)
Net loans held-for-investment	4,232,888	4,200,495	4,201,076
Accrued interest receivable	17,721	17,196	17,426
Bank-owned life insurance	169,671	168,782	167,912
Federal Home Loan Bank of New York stock, at cost	40,376	41,117	30,382
Operating lease right-of-use assets	32,010	33,120	34,288
Premises and equipment, net	24,573	24,674	24,844
Goodwill	41,012	41,012	41,012
Other assets	57,503	48,927	54,427
Total assets	$5,540,815	$5,663,173	$5,601,293

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,764,403	$3,847,497	$4,150,219
Securities sold under agreements to repurchase	25,000	25,000	25,000
Federal Home Loan Bank advances and other borrowings	898,535	923,983	558,859
Subordinated debentures, net of issuance costs	61,108	61,052	60,996
Lease liabilities	37,274	38,509	39,790
Advance payments by borrowers for taxes and insurance	29,117	30,847	25,995
Accrued expenses and other liabilities	38,737	38,119	39,044
Total liabilities	4,854,174	4,965,007	4,899,903

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	686,641	698,166	701,390
Total liabilities and stockholders’ equity	$5,540,815	$5,663,173	$5,601,293

Total shares outstanding	45,243,673	46,530,167	47,442,488
Tangible book value per share (1)	$14.27	$14.12	$13.91

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $216,000, $247,000, and $266,000 at June 30, 2023, March 31, 2023 and December 31, 2022, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Interest income:
Loans	$45,300	$38,998	$43,707	$89,007	$75,719
Mortgage-backed securities	3,714	3,043	3,792	7,506	5,518
Other securities	1,113	989	1,385	2,498	1,684
Federal Home Loan Bank of New York dividends	727	260	465	1,192	505
Deposits in other financial institutions	816	166	578	1,394	224
Total interest income	51,670	43,456	49,927	101,597	83,650
Interest expense:
Deposits	10,483	1,334	7,821	18,304	2,493
Borrowings	9,198	1,918	6,391	15,589	4,084
Subordinated debt	828	119	819	1,647	119
Total interest expense	20,509	3,371	15,031	35,540	6,696
Net interest income	31,161	40,085	34,896	66,057	76,954
Provision for credit losses	30	149	864	894	552
Net interest income after provision for credit losses	31,131	39,936	34,032	65,163	76,402
Non-interest income:
Fees and service charges for customer services	1,309	1,375	1,380	2,689	2,706
Income on bank-owned life insurance	889	848	870	1,759	1,687
(Losses)/gains on available-for-sale debt securities, net	(18)	—	1	(17)	264
Gains/(losses) on trading securities, net	506	(1,563)	512	1,018	(2,365)
Gain on sale of loans	35	—	—	35	—
Other	95	105	569	664	186
Total non-interest income	2,816	765	3,332	6,148	2,478
Non-interest expense:
Compensation and employee benefits	12,353	9,418	11,037	23,390	18,925
Occupancy	3,244	3,286	3,372	6,616	6,694
Furniture and equipment	460	426	454	914	852
Data processing	2,071	1,762	2,243	4,314	3,475
Professional fees	768	1,229	971	1,739	2,137
Advertising	573	404	847	1,420	837
Federal Deposit Insurance Corporation insurance	568	355	604	1,172	712
Credit loss (benefit)/expense for off-balance sheet exposures	(661)	349	111	(550)	628
Other	1,399	1,484	1,489	2,888	3,162
Total non-interest expense	20,775	18,713	21,128	41,903	37,422
Income before income tax expense	13,172	21,988	16,236	29,408	41,458
Income tax expense	3,613	6,114	4,529	8,142	11,457
Net income	$9,559	$15,874	$11,707	$21,266	$30,001
Net income per common share:
Basic	$0.22	$0.34	$0.26	$0.48	$0.64
Diluted	$0.22	$0.34	$0.26	$0.48	$0.64
Basic average shares outstanding	43,914,110	46,591,723	44,784,228	44,346,881	46,708,716
Diluted average shares outstanding	43,952,939	46,638,113	44,928,905	44,438,633	46,870,433

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,284,871	$45,300	4.24%	$4,244,772	$43,707	4.18%	$3,992,731	$38,998	3.92%
Mortgage-backed securities (3)	703,415	3,714	2.12	746,735	3,792	2.06	899,479	3,043	1.36
Other securities (3)	239,273	1,113	1.87	275,957	1,385	2.04	297,859	989	1.33
Federal Home Loan Bank of New York stock	43,901	727	6.64	38,066	465	4.95	20,689	260	5.04
Interest-earning deposits in financial institutions	67,822	816	4.83	77,269	578	3.03	94,689	166	0.70
Total interest-earning assets	5,339,282	51,670	3.88	5,382,799	49,927	3.76	5,305,447	43,456	3.29
Non-interest-earning assets	244,567			239,984			266,303
Total assets	$5,583,849			$5,622,783			$5,571,750

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,399,631	6,486	1.08%	$2,523,620	$3,843	0.62%	$3,007,929	$599	0.08%
Certificates of deposit	540,984	3,997	2.96	624,762	3,978	2.58	438,835	735	0.67
Total interest-bearing deposits	2,940,615	10,483	1.43	3,148,382	7,821	1.01	3,446,764	1,334	0.16
Borrowed funds	1,003,611	9,198	3.68	762,928	6,391	3.40	377,044	1,918	2.04
Subordinated debt	61,071	828	5.44	61,015	819	5.44	9,527	119	5.01
Total interest-bearing liabilities	4,005,297	20,509	2.05	3,972,325	15,031	1.53	3,833,335	3,371	0.35
Non-interest bearing deposits	780,806			848,098			918,980
Accrued expenses and other liabilities	102,846			105,685			105,525
Total liabilities	4,888,949			4,926,108			4,857,840
Stockholders' equity	694,900			696,675			713,910
Total liabilities and stockholders' equity	$5,583,849			$5,622,783			$5,571,750

Net interest income		$31,161			$34,896			$40,085
Net interest rate spread (4)			1.83%			2.23%			2.94%
Net interest-earning assets (5)	$1,333,985			$1,410,474			$1,472,112
Net interest margin (6)			2.34%			2.63%			3.03%
Average interest-earning assets to interest-bearing liabilities			133.31%			135.51%			138.40%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2023			June 30, 2022
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,264,932	$89,007	4.21%	$3,920,792	$75,719	3.89%
Mortgage-backed securities (3)	724,955	7,506	2.09	918,864	5,518	1.21
Other securities (3)	257,514	2,498	1.96	277,035	1,684	1.23
Federal Home Loan Bank of New York stock	41,000	1,192	5.86	21,440	505	4.75
Interest-earning deposits in financial institutions	72,519	1,394	3.88	118,872	224	0.38
Total interest-earning assets	5,360,920	101,597	3.82	5,257,003	83,650	3.21
Non-interest-earning assets	242,288			272,869
Total assets	$5,603,208			$5,529,872

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,461,283	$10,329	0.85%	$2,981,180	$1,170	0.08%
Certificates of deposit	582,642	7,975	2.76	406,156	1,323	0.66
Total interest-bearing deposits	3,043,925	18,304	1.21	3,387,336	2,493	0.15
Borrowed funds	883,934	15,589	3.56	397,775	4,084	2.07
Subordinated debt	61,183	1,647	5.43	4,790	119	5.01
Total interest-bearing liabilities	$3,989,042	35,540	1.80	$3,789,901	6,696	0.36
Non-interest bearing deposits	814,266			914,409
Accrued expenses and other liabilities	104,118			102,679
Total liabilities	4,907,426			4,806,989
Stockholders' equity	695,782			722,883
Total liabilities and stockholders' equity	$5,603,208			$5,529,872

Net interest income		$66,057			$76,954
Net interest rate spread (4)			2.02%			2.85%
Net interest-earning assets (5)	$1,371,878			$1,467,102
Net interest margin (6)			2.48%			2.95%
Average interest-earning assets to interest-bearing liabilities			134.39%			138.71%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.